Exhibit 99.1

CONTACT: BOB READY OR
FOR IMMEDIATE RELEASE	RON STOWELL
DATE: January 9, 2008	(513) 793-3200

LSI INDUSTRIES INC. RELEASES PRELIMINARY OUTLOOK
FOR THE SECOND QUARTER ENDED DECEMBER 31, 2007
AND GUIDANCE FOR FISCAL 2008

Cincinnati, OH; January 9, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today stated that, based upon preliminary information, it expects to report net sales of approximately $84 million and diluted earnings per share between $0.22 and $0.23 for the second quarter ended December 31, 2007.  Current analysts’ “street” estimates range between $0.24 and $0.31 per share, with a consensus of $0.28 per share.  Fiscal 2007 second quarter net sales were $81.6 million and diluted per share earnings were $0.23.

Company Comments

Bob Ready, President and Chief Executive Officer, commented, “Our sales for the quarter and particularly December were lower than anticipated thereby affecting earnings.  The Lighting business remains competitive and schedule delays by two large national retailers affected not only our second quarter but will have implications in the next few quarters as well.  Sales of the new Crossover® LED canopy light fixture, just beginning in the third quarter, are expected to replace some of the sales delayed by these national retailers.  We have enjoyed several quarters of growth in the Graphics business, in part resulting from the Dairy Queen menu board program and the 7-Eleven branding program.  Both of these programs were completed late in the second quarter, and while we have some additional program business with these customers, it will be at a much lower sales level.  We are experiencing increased volume from an ongoing reimaging program with a petroleum company, which is helping to add to the Graphics business.  Additionally, in December we recorded sales of three LED digital advertising / entertainment screens for the Perkins Rowe retail and office complex in Baton Rouge.  Our Graphics sales team is aggressively seeking additional orders of LED digital advertising, billboards and sports screens as we enter into those markets with what we believe to be superior quality products.

“We are now entering into our seasonally lowest quarter with the potential of winter weather affecting our shipments.  Our overall business strategies remain in place and will be executed in an aggressive manner.

“Although the second quarter just completed is likely to be the one of the best in the Company’s history, we now believe the inherent lumpiness in our business will adversely affect second half operating results for fiscal 2008.  More specifically, our guidance for fiscal 2008 now calls for net sales between $352 and $362 million, and diluted earnings per share between $0.75 and $0.81.  In making this guidance, we believe the sales and earnings are conservative since we have not included certain substantial prospective new business that may move to the order stage during the current quarter.”

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as

LSI Industries Inc. Preliminary Outlook for the Second Quarter
January 9, 2007

“estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such
forward-looking statements as a result of a variety of risks and uncertainties.  These risks and    uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced bycustomers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets.  The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets.  The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment.  The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets.  LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,900 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.